                                                                       EXHIBIT 1

                          Bid.Com International Inc.
                     Consolidated Statement of Operations
    (expressed in thousands of Canadian dollars, except per share amounts)
                          (Canadian GAAP, Unaudited)

                                               Three Months Ended
                                                    March 31
                                       ------------------------------------
                                           2001        2001        2000
                                       ------------------------------------
                                                    translated
                                                   into US$ at=
                                                   Cdn $1.5784
                                                       for
                                                   convenience

Gross revenue                          $ 1,255        $  795       $  6,604
Customer acquisition costs                 (19)          (12)             -
                                       ------------------------------------
Net revenue                              1,236           783          6,604
                                       ------------------------------------

Direct expenses                              -             -          6,943
Advertising and promotion                    -             -          3,141
Sales and marketing costs                1,405           890             98
Software development and technology
 expense                                   987           625            434
General and administrative               2,491         1,578          3,743
Depreciation and amortization              310           196            256
Interest income                           (113)          (72)          (248)
                                       ------------------------------------
                                         5,080         3,217         14,367
                                       ------------------------------------
Loss from Operations                    (3,844)       (2,434)        (7,763)
                                       ====================================
Realized gains on disposal
 of marketable securities                3,686         2,335              -
Unrealized gains and losses on
 revaluation of marketable securities
 and provision for impairments of long
 term assets                              (451)         (286)             -
                                       ------------------------------------
                                         3,235         2,049              -
                                       ------------------------------------
Net Income/(Loss)                      $  (609)      $  (385)       $(7,763)
                                       ====================================
Earnings/(Loss) per basic share        $ (0.01)      $ (0.01)       $ (0.15)
                                       ====================================
Weighted average common shares          54,639        54,639         50,682
                                       ====================================
Loss per share from operations           (0.07)        (0.04)         (0.15)
                                       ====================================

                          Bid.Com International Inc.
                          Consolidated Balance Sheet
                 (expressed in thousands of Canadian dollars)
                          (Canadian GAAP, Unaudited)

                               March 31       March 31      December 31
Balance Sheet Data               2001           2001           2000
                             ----------------------------------------
                             (unaudited)    (unaudited)     (audited)
                                             (in US$)

                                            translated
                                           into US$ at =
                                            Cdn$ 1.5784
                                                for
                                            convenience
Cash                           $12,075        $ 7,650        $ 7,363
Marketable securities            2,378          1,507          8,124
Other current assets             1,143            724          1,881
Other assets                     3,300          2,091          3,433
                             ----------------------------------------
Total assets                   $18,896        $11,972        $20,801
                             ========================================

Current liabilities            $ 1,434        $   909        $ 2,086
Short term and long term
  deferred revenue               2,118          1,342          2,802
Capital lease obligation            75             47             59
Total shareholders' equity      15,269          9,674         15,854
                             ----------------------------------------
Total liabilities and
  shareholders' equity         $18,896        $11,972        $20,801
                             ========================================